Exhibit 10.42

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Sergio D. Rivera (“Executive”) and ILG, Inc. (“ILG” or the “Company”), effective as of November 7, 2016 (the “Effective Date”)  Executive and the Company may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.EMPLOYMENT.  During the Term (as defined below), the Company shall employ Executive, and Executive shall be employed as the President and Chief Executive Officer of the Company’s Vacation Ownership Segment (the “VO Segment”) and, in such capacity, Executive shall provide executive leadership to those businesses currently comprising such segment, including, without limitation, Vistana Signature Experiences, Inc., HV Global Group, Inc. and their associated businesses as well as any other substantially similar businesses subsequently included within the VO Segment. Notwithstanding the foregoing, Executive acknowledges and agrees that, during the course of his employment with the Company, the Company may undergo one or more segment restructurings, provided, in each such instance, at a minimum, Executive shall remain responsible for providing executive leadership to the Company regarding the development, sales, marketing and financing of shared ownership interests as well as resort operations of managed shared ownership resorts.  During such employment, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  Executive shall report directly to the Chairman, President and Chief Executive Officer of the Company (the “Reporting Officer”).  Executive shall have such powers and duties, as may reasonably be assigned to Executive by the Reporting Officer.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with its policies as in effect from time to time. The foregoing shall not be construed as preventing Executive from serving on the board of Welltower, Inc. or continuing his ownership interest in the Caloosa Cove Resort.  Executive’s primary location of employment shall be Orlando, Florida, provided, he will be required to regularly perform services at the Company’s headquarters in Miami, Florida and otherwise engage in periodic visits to other locations as may be necessary to perform his duties and responsibilities for the Company effectively.

2A.TERM.  The term of this Agreement shall begin on the Effective Date and shall end on the second year anniversary of the Effective Date (the “Term”).  Thereafter, the Term shall automatically continue, until and unless either Party provides the other Party with not less than ninety (90) days’ written notice of their intent to terminate this Agreement, subject to either Party’s right to terminate this Agreement in accordance with Section 1 of the Standard Terms and Conditions, attached hereto and incorporated herein.

3A.COMPENSATION.

(a) BASE SALARY.  During the Term, the Company shall pay Executive an annual base salary of five hundred fifty thousand U.S. dollars (US$550,000) (the “Base Salary”), payable in equal biweekly installments (or, if different, in accordance with the Company’s payroll practice as in effect from time to time).  For all purposes under this Agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time.

(b) BONUS.

(i) During the Term, Executive shall be eligible to receive a target annual bonus of up to 100% of Base Salary, based upon the Company’s achievement of certain financial performance targets, as such are established by the Compensation and Human Resources Committee of ILG’s Board of Directors (the “Committee”) annually, as well as Executive’s achievement of certain individual performance goals established by Executive’s Reporting Officer.  Initially, such annual bonus shall be earned as follows:  60% based on the VO Segment’s actual Adjusted EBITDA performance against the VO Segment’s Adjusted EBITDA target, determined based on the segment’s Board-approved budget for the applicable calendar year, 10% based the VO Segment’s actual revenue performance against the VO Segment’s revenue target, determined based on the segment’s Board-approved budget for the applicable calendar year and 30% based on subjective individual performance; provided,  from time to time, the Committee may modify the performance criteria on which annual bonuses are earned by Executive and other similarly situated executive management personnel, in its sole discretion.

(ii) Any annual bonus shall be paid during the following the calendar year with respect to which such annual bonus relates at such time as other similarly situated executive management personnel are paid bonuses in accordance with the policies of the Company (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below); provided, in each instance, payment of Executive’s annual bonus is conditioned upon the Committee certification of VO Segment’s actual performance against the applicable financial performance targets.

(c)RESTRICTED STOCK UNITS.

(i)(A)As promptly as practicable following the Effective Date, subject to approval by the Committee, Executive shall be granted, under and subject to the provisions of the 2013 ILG Stock and Annual Incentive Plan, an award of a number of ILG RSUs determined by dividing US$2,000,000 by the average of the ILG’s common stock closing prices for the 30 trading days ending on the trading day prior to the Effective Date, rounded down to the nearest whole number of ILG RSUs (the “Initial Equity Award”).

(B)The Initial Equity Award shall be comprised of two components: (A) 60% service-based RSUs valued at US$1,200,000; and (B) 40% performance RSUs valued at US$800,000.   Both such components shall vest, assuming continued employment with the Company, in equal tranches, on each of the initial three anniversaries of the Effective Date or, as it relates to the performance RSUs, on or about the date on which the Committee certifies the requisite performance.  Other terms for the Initial Equity Award will be set forth in the Award Notices and related Terms and Conditions accompanying such award, copies of which are attached hereto and incorporated herein as composite Exhibit A.

(C)In the event that there is a Change of Control (as defined in the Plan) with regard to the Company any portion of the Initial Equity Award that would have vested during the twenty-four (24) month period following such Change of Control shall vest, as of the date of such Change of Control.  In the event any portion of the Initial Equity Award remains unvested after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption of, or compensation for, the unvested portion of the Initial Equity Award by the successor entity (unless the successor entity is ILG, in which case the unvested portion of the Initial Equity Award shall remain outstanding and vest in accordance with its terms).

(D)In the event that (1) Executive is terminated by the Company without Cause, or (2) Executive resigns with Good Reason, any portion of the Initial Equity Award that would have vested during the twenty-four (24) month period following such separation shall vest, as of the date of such separation.  Where such event follows a Change of Control, any portion of the Initial Equity Award that remains unvested shall vest as of the effective date of Executive’s separation from the Company; provided, as it relates to any performance RSUs, vesting shall be at 100% of the Target, unless, if at the time of the Change of Control, the Committee believes, in its good faith and sole judgment, that it is substantially likely that in the absence of the Change of Control a greater portion of the performance RSUs would have vested than the Target, then at such time the Committee shall make a determination to vest additional shares accordingly.

(ii)Commencing with grants issued in calendar year 2017, based on calendar year 2016 performance, Executive shall be entitled to participate in ILG’s long-term incentive program in accordance with ILG’s policies as in effect from time to time; provided, Executive acknowledges and agrees that his eligibility to participate in this program is subject to a number of factors, including, without limitation, ILG’s continuation of a long-term incentive program, the performance of ILG, Executive’s individual performance, the availability of RSUs to effectuate such grant and the Committee’s approval of each such grant as well as the performance criteria associated therewith.  Executive further acknowledges and agrees that each such award is subject to the terms and conditions of ILG’s 2013 Stock and Incentive Compensation Plan, as such may amended or replaced, from time to time, and the Award Notice and related Terms and Conditions accompanying such award.

(c) BENEFITS.  During the Term, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to similarly situated executive management personnel of the Company.  For purposes of determining Executive’s entitlement to any welfare, health and life insurance benefit and incentive program available to similarly situated executive personnel, Executive’s seniority with the Company shall be calculated to include his years of service while employed at Starwood Hotels & Resorts and Vistana Signature Experiences, Inc. and its predecessors prior to the Effective Date. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i) Reimbursement for Business Expenses.  ILG shall reimburse Executive for all reasonable, necessary and documented expenses incurred by Executive in performing Executive’s duties for the Company, ILG or its Affiliates on the same basis as similarly situated executive personnel and in accordance with ILG’s policies as in effect from time to time.  With respect to air travel for business purposes, Executive shall be eligible for reimbursement for Business Class (or if Business Class is unavailable the next higher class), unless otherwise agreed with Executive’s Reporting Officer; provided, such travel is scheduled with the prior approval of his Reporting Officer and is otherwise in accordance with the travel and entertainment policies of ILG and its Affiliates.

(ii) Paid Time Off.  It is agreed that Executive shall be entitled to earn paid time-off at a rate of 18.66 hours per month, subject to a maximum paid time-off accrual of 408 hours, at which point additional accruals will be suspended until such time as a portion of the Executive’s accrued paid time-off has been used.  Company acknowledges that Executive plans to take vacation during the period of December 14 – 31, 2016.   Any paid time-off accrued with the Company shall be applied to such vacation and, if such accrued time is insufficient to cover such period, Executive shall be allowed to borrow against accruals to be earned in 2017 or take such time as unpaid leave at his election.

4A.NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, by hand delivery, or by overnight delivery by a nationally recognized carrier, and any such notice is deemed effectively given when received by the recipient (or if receipt is refused by the recipient, when so refused) to the address set forth below:

If to the Company:	ILG, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attention: General Counsel

If to Executive:	Sergio D. Rivera
At the last address indicated in the Company’s records.

Either Party may change such Party’s address for notices by notice duly given pursuant hereto.

5A.GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the Parties (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida without reference to its principles of conflicts of laws. Any dispute between the Parties arising out of or related to this Agreement will be heard and determined before an appropriate federal court located in the State of Florida in Miami-Dade County, or, if not maintainable therein, then in an appropriate Florida state court located in Miami-Dade County, and each Party submits itself and its property to the exclusive jurisdiction of the foregoing courts with respect to such disputes.

Each Party (i) agrees that service of process may be made by mailing a copy of any relevant document to the address of the Party set forth above, (ii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the courts referred to above on the grounds of inconvenient forum or otherwise as regards any dispute between the Parties arising out of or related to this Agreement, (iii) waives to the fullest extent permitted by law any objection which it may now or hereafter have to the laying of venue in the courts referred to above as regards any dispute between the Parties arising out of or related to this Agreement and (iv) agrees that, subject to a Party’s right of appeal, a judgment or order of any court referred to above in connection with any dispute between the Parties arising out of or related to this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

6A.COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

7A.STANDARD TERMS AND CONDITIONS.  Executive expressly understands and acknowledges that the Standard Terms and Conditions and Exhibit A, both attached hereto, are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement, the Standard Terms and Conditions and Exhibit A, taken as a whole.

8A.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and ILG’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

(b)To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide ILG with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this section, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.

9A.Notwithstanding anything to the contrary herein, this Agreement shall become effective upon, and subject to the occurrence of, the Effective Date.

[Signature appear on the following page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on November 7, 2016.

ILG, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

/s/ Sergio D. Rivera
Sergio D. Rivera

STANDARD TERMS AND CONDITIONS

1. SEPARATION OF EXECUTIVE’S EMPLOYMENT.

(a) DEATH.  In the event Executive’s employment hereunder is terminated by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within thirty (30) days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary through the end of the month in which death occurs,  and (ii) any other Accrued Obligations (as defined in Section 1(f) below).

(b) DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of twelve (12) consecutive weeks, or for shorter periods aggregating to twelve (12) weeks, during any twelve (12) consecutive months and, within thirty (30) days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  Upon separation of Executive’s employment due to Disability, the Company shall pay Executive within thirty (30) days of such separation (i) Executive’s Base Salary through the end of the month in which separation occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any other Accrued Obligations.

(c) TERMINATION FOR CAUSE.  The Company may terminate Executive’s employment under this Agreement for Cause at any time prior to the expiration of the Term.   Upon the termination of Executive’s employment by the Company for Cause (as defined below), the Company and its Affiliates shall have no further obligation hereunder, except for the payment of any Accrued Obligations.  As used herein, “Cause” shall mean: (i) any material breach by Executive of any of the duties, responsibilities or obligations of his employment, or any policies or practices of the Company; (ii)  Executive’s failure or refusal either to perform, to the Company’s satisfaction, the duties or obligations of his employment, or to follow any lawful order or direction by the Company; or (iii) any acts or omissions by Executive that constitute fraud, dishonesty, breach of trust, gross negligence, civil or criminal illegality, or any other conduct or behavior that could otherwise subject the Company or any of its Affiliates to civil or criminal liability or otherwise adversely affect its or their business, interests or reputation.  Executive may not be terminated for Cause hereunder unless and until Executive shall have been given written notice specifying the grounds for such termination and not less than 30 days to correct such acts or omissions, if correctable; provided, the Company may relieve Executive of his duties during this cure period, if it deems necessary.

(d) RESIGNATION BY EXECUTIVE FOR GOOD REASON.  Executive may terminate his employment for Good Reason.  "Good Reason" shall mean any action or inaction by the Company that results in the occurrence of any of the following, without Executive's prior written consent: (i) a material diminution in Executive's authority, duties, or responsibilities with the Company; (ii) Executive is required to report to a corporate officer or employee of the Company instead of reporting directly to his Reporting Officer, as of the date hereof, or the Board of Directors of the Company; (iii) a material diminution of Executive’s Base Salary; or (iv) the Company’s requiring Executive to be based anywhere more than fifty (50) miles from where Executive’s principal place of employment is located as of the Effective Date, or such other location as the Parties may mutually agree; provided, however, Executive shall have Good Reason to resign his employment only if (x) he provides notice to the Company (in accordance with Section 4A hereof) of the existence of the event or circumstances which Executive claims to constitute Good Reason within ninety (90) days of Executive’s knowledge of such event or circumstances, (y) the Company does not remedy such event or circumstances within thirty (30) days following receipt such notice (the “Cure Period”), and (z) Executive’s last day of employment occurs within thirty (30) days following the expiration of such Cure Period.

(e) TERMINATION OF EMPLOYMENT BY THE COMPANY, OTHER THAN FOR DEATH, DISABILITY OR CAUSE, OR BY EXECUTIVE FOR GOOD REASON.

(i) If Executive’s employment hereunder is terminated by the Company for any reason, other than Executive’s death, Disability or Cause, or by the Executive for Good Reason (in each instance, a “Qualifying Termination”), then the Company shall pay Executive (A) his Accrued Obligations (as defined in Section 1(f) below), within thirty (30) days of such Qualifying Termination,  (B) (1) an amount equal to his Base Salary for a twenty-four (24) month period from the date of such Qualifying Termination (the “Severance Period”) and (2) an amount equal to twenty-four (24) times the monthly COBRA premium and administrative fee in effect on the payment date for the type of Company-provided group health plan coverage in effect for Executive (e.g., family coverage) on the effective date of such termination, less the active employee portion of such monthly insurance premium for such coverage in effect on the effective date of the Qualifying Termination, which severance and COBRA amounts shall be payable in equal, biweekly installments (or, if different, in accordance with  ILG’s payroll practice as in effect from time to time) during the Severance Period  following Executive’s separation from the Company, and (C) any bonus that would have been earned by Executive during such year if such Qualifying Termination had not occurred, which bonus, if any, shall be based on actual achievement of pre-established performance criteria, as established by the Committee, pro-rated based on the number of full months which Executive worked during the calendar year in which such termination occurs (but which shall not include any bonus amount earned if the Committee retained discretion to reduce the award and the Committee so elects to apply such discretion to reduce bonuses on the same basis for all employees eligible to participate in the bonus plan for such year), which bonus amount shall be paid at such time as other similarly situated executive management personnel are paid bonuses in accordance with the policies of the Company (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A (as defined below).  The amounts payable pursuant to Sections 1(e)(i)(B) and (C) shall be referenced collectively as the “Cash Severance Payment”.

(ii) Notwithstanding the preceding provisions of this Section 1(e), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the effective date of the Qualifying Termination and the amount of the Cash Severance Payment to be paid within the first six months following such date (the “Initial Payment Period”) exceeds the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (A) any portion of the Cash Severance Payment that is payable during the Initial Payment Period that does not exceed the Limit shall be paid as set forth in this Section 1(e), and (B) any portion of the Cash Severance Payment that exceeds the Limit (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A).  For purposes of this section, Interest shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment.

(iii) The payment to Executive pursuant to this Section 1(a), (b) or (e) of any amounts, other than Accrued Obligations, shall be subject to Executive’s payment in full of any outstanding balance, including any and all charges, interest and/or delinquency fees, arising from Executive’s use of any corporate credit card issued to him and, as it relates to payments received pursuant to Section 1(b) or 1(e), other than Accrued Obligations, (A)  Executive’s continued compliance with the obligations set forth in Section 2 of these Standard Terms and Conditions and (B) Executive’s execution and non-revocation of a Separation Agreement with the Company, in a form substantially similar to that used for similarly situated executive management personnel of the Company and/or its Affiliates, which will include, among other provisions, a general release of all claims against the Company and its Affiliates.  Executive acknowledges and agrees that the amounts, other than the Accrued Obligations, described in Section 1(b) or (e) constitute good and valuable consideration for such release and, where applicable, affirmation of his compliance with the restrictive covenants set forth in Section 2.   For the purposes of the Agreement, the term “Affiliate” shall mean shall mean any company controlled by, controlling or under common control with the Company.

(iv)(A)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code and would, but for this Section 1(e)(iv) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be payable either (1) in full (“Full Payment”) or (2) reduced to the minimum extent necessary (“Reduced Payment”) to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the Full Payment or Reduced Payment results in the Employee's receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).  Any such reduction shall be made in accordance with Section 409A of the Code and the following: (aa) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and (bb) Covered Payments shall then be reduced as follows: (x) cash payments shall be reduced before non-cash payments; and (y) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(B)Any determination required under this Section 1(e)(iv) shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations to Company  and the Employee as requested by the Company or the Employee.  The Company and the Employee shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 1(e)(iv).

(f)ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or separation of employment for any reason, as the case may be; and (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid, is not considered “deferred compensation” subject to Section 409A and has not otherwise been deferred to a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any.

2.	CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; PROPRIETARY RIGHTS; AND OTHER POST-SEPARATION OBLIGATIONS.

(a) CONFIDENTIALITY.  Executive acknowledges that while employed by ILG or any of its Affiliates, Executive will occupy a position of trust and confidence.  Executive shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive’s unauthorized disclosure, disclose to others or use, whether directly or indirectly, any Confidential Information regarding ILG or any of its Affiliates.  “Confidential Information” shall mean information about ILG or any of its Affiliates, and their clients and customers that is not disclosed by ILG or any of its Affiliates for financial reporting purposes and that was learned by Executive in the course of employment by ILG or any of its Affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to ILG and its Affiliates, and that such information gives ILG and its Affiliates a competitive advantage.  Executive agrees to deliver or return to ILG, at ILG’s request at any time or upon separation of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by ILG and its Affiliates or prepared by Executive in the course of Executive’s employment by ILG and its Affiliates.

(b) NON-COMPETITION.  In consideration of this Agreement, and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that, during Executive’s employment hereunder and for a period of twenty-four (24) months, Executive shall not, without the prior written consent of ILG, directly or indirectly, engage in or become associated with a Competitive Activity.

(i) For purposes of this Section 2(b), (A) a “Competitive Activity” means any corporation, partnership or other entity that (1) engages in the timeshare business; or (2) then derives 33% or more of its total earnings before interest, taxes, depreciation and amortization (determined in accordance with generally accepted accounting principles consistently applied) from the timeshare business, and (B) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, member, advisor, lender, consultant or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity.

(ii) Notwithstanding the foregoing, Executive may make and retain, for investment purposes only, less than one percent (1%) of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if the stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.

(iii) Executive acknowledges that Executive’s covenants under this Section 2(b) are a material inducement to ILG entering into this Agreement.
(c) NON-SOLICITATION OF EMPLOYEES/CUSTOMERS.

(i)Executive recognizes that he will possess confidential information about other employees of ILG and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of ILG and its Affiliates.  Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to ILG and its Affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with ILG or its Affiliates.

(ii)Executive agrees that, during the Term (and for a period of twenty-four (24) months after  the separation of his employment, irrespective of the cause, manner or time of such separation), Executive will not, directly or indirectly, solicit or recruit any employee of ILG or any of its Affiliates for the purpose of being employed by Executive or by any business, individual, partnership, firm, corporation or other entity on whose behalf Executive is acting as an agent, representative or employee and that Executive will not convey any such confidential information or trade secrets about other employees of ILG or any of its Affiliates to any other person except within the scope of Executive’s duties hereunder.

(iii)Executive agrees that, during the Term (and for a period of twenty-four (24) months after the separation of his employment, irrespective of the cause, manner or time of such separation), Executive will not make any statement or perform any act intended to advance the interest of any competitor of ILG or any of its Affiliates in any way that will injure the interests of ILG or any of its Affiliates.  Executive also agrees that during such period, he shall not solicit or attempt to take away or to sever from ILG or any of its Affiliates the business or goodwill of any individuals or entities who are customers or clients of ILG or any of its Affiliates.

(d) PROPRIETARY RIGHTS; ASSIGNMENT.  All Developments shall be made for hire by the Executive for ILG or any of its Affiliates.  “Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of ILG or any of its Affiliates, or (ii) results from or is suggested by any undertaking assigned to the Executive or work performed by the Executive for or on behalf of ILG or any of its Affiliates, whether created alone or with others, during or after working hours.  All Confidential Information and all Developments shall remain the sole property of ILG or any of its Affiliates.  The Executive shall acquire no proprietary interest in any Confidential Information or Developments developed or acquired during the Term.  To the extent the Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Development, the Executive hereby assigns to ILG all such proprietary rights.  The Executive shall, both during and after the Term, upon ILG’s request, promptly execute and deliver to ILG all such assignments, certificates and instruments, and shall promptly perform such other acts, as ILG may from time to time in its discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend ILG’s rights in Confidential Information and Developments.

(e) COMPLIANCE WITH POLICIES AND PROCEDURES.  During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures, as they may exist from time to time.

(f) REMEDIES FOR BREACH.  Executive agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon Executive’s violation of any provision of this Section 2, ILG shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation.  Nothing in this Section 2 shall be deemed to limit ILG’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to ILG.

(g) POST-SEPARATION COOPERATION.  Following the expiration or termination of the Executive’s employment for any reason, Executive agrees to make himself reasonably available to the Company and/or its Affiliates to respond to requests for documents and information concerning matters involving facts or events relating to the

Company or any of its Affiliates that may be within his knowledge, and further agrees to provide truthful information to the Company, its Affiliates, or any of their respective representatives as reasonably requested with respect to any pending and future litigation, arbitration, other dispute resolution, investigation or request for information.  Executive also agrees to make himself reasonably available to assist the Company  and its Affiliates in connection with any administrative, civil or criminal matter or proceeding brought by or brought against the Company  and/or any of its Affiliates, in which and to the extent the Company, its Affiliates or any of their respective representatives reasonably deem Executive’s cooperation necessary. Executive shall be reimbursed for his reasonable out-of-pocket expenses incurred as a result of such cooperation.

(h)SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.TERMINATION OF PRIOR AGREEMENTS.  The Agreement, these Standard Terms and Conditions, and Exhibit A constitute the entire agreement between the Parties and, as of the Effective Date, terminate and supersede any and all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.

4. ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the Parties shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company (a “Transaction”) with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and in the event of any such assignment or Transaction, all references herein to the “Company” or “ILG” shall refer to such entity’s assignees or successors hereunder.

5. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6. SECTION 409A.

(a)For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a separation of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)It is intended that any amounts payable under this Agreement and ILG’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

7. HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto and Exhibit A, taken as a whole.

8. WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each Party.  Notwithstanding anything to the contrary herein, subject to Section 1(d), none of (i) a change in Executive’s title, duties and/or level of responsibilities including by way of assignment of Executive to another position with the Company or any of its Affiliates that does not result in a material reduction in Executive’s title, duties and/or level of responsibilities, (ii) the assignment of Executive to a different Reporting Officer for any reason nor (iii) a change in the title of the Reporting Officer shall constitute a modification or a breach of this Agreement.

9. SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the Parties under this Agreement.

10. INDEMNIFICATION.  If Executive was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was an officer or employee of the Company or any of its Affiliates, Executive shall be indemnified and held harmless by the Company  to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive if he ceases to be an officer or employee and shall inure to the benefit of Executive’s heirs, executors and administrators; provided, however, that the Company shall indemnify Executive in connection with a proceeding (or part thereof) initiated by Executive only if such Proceeding (or part thereof) was authorized by the Board of Directors of ILG and provided further that neither the Company, nor any of its Affiliates shall indemnify Executive for any losses incurred by Executive to the extent such result from any acts described in Section 1(c) of this Agreement.  The right to indemnification conferred in this section shall include the obligation of the Company to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an "Advance of Expenses"); provided, however, any Advance of Expenses incurred by Executive in his capacity as an officer or employee shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this section or otherwise.

[Signatures appear on the following page]

ACKNOWLEDGED AND AGREED:

Date: November 7, 2016

ILG, INC.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	Chairman, President and Chief Executive Officer

/s/ Sergio D. Rivera
Sergio D. Rivera

EXHIBIT A

RESTRICTED STOCK UNIT AWARD NOTICES

AND AWARD TERMS AND CONDITIONS

Notice of 2016 Restricted Stock Unit Award Granted Under the
Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan

Award Recipient:	Sergio D. Rivera
2013 RSU Awards:

XXXX[1] restricted stock units (“RSUs”) under the Interval Leisure Group, Inc. 2013 Stock and Annual Incentive Plan (the “Plan”).  Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the Plan.

Award Date:	_________________, 2016
Vesting Schedule:

Subject to your continued service with ILG, Inc. (the “Company”) and provided the performance set forth in Schedule A to the Terms and Conditions is met in calendar year 2017, your RSUs shall, subject to the provisions of the Plan, vest and no longer be subject to any restriction in three equal tranches on the first, second and third year anniversaries of the Effective Date of employment.

Impact of a Termination of Service	Subject to and in accordance with the provisions of your Employment Agreement and the Plan, in the event of a termination, any unvested RSUs will be forfeited.
Adjustments

The RSUs may be adjusted by the Compensation and Human Resources Committee or the Board of Directors in connection with (1) a stock dividend, stock split, reverse stock split, share combination, recapitalization or similar event or (2) a merger, consolidation, acquisition, separation, spin-off reorganization, liquidation or similar event affecting ILG or its Affiliates.

Terms and Conditions:

Your RSUs are subject to your Employment Agreement, the Terms and Conditions (attached hereto) and the Plan (posted on www.stockplanconnect.com) and which are incorporated herein by reference; provided that to the extent there is a conflict, the provisions of your Employment Agreement shall control.

Without a complete review of these documents, you will not have a full understanding of all the material terms of your RSUs.  In addition, you are required to acknowledge and accept the Terms and Conditions applicable to your 2016 ILG equity awards. Your failure to do so upon request will result in these awards being null and void.

1Number of RSUs to be established by dividing the award value, $1,200,000,  by the average of the ILG’s common stock closing prices for the 30 trading days ending on the trading day prior to the Effective Date of employment, rounded down to the nearest whole number of ILG RSUs.

Terms and Conditions for
Service-Based Restricted Stock Unit Awards

These Terms and Conditions apply to the grant awarded to you by ILG, Inc. (“ILG” or the “Company”) pursuant to Section 12 of the Interval Leisure Group 2013 Stock and Incentive Compensation Plan (the “Plan”) of Restricted Stock Units (the “Award”). You were notified of your Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT

DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

In order for your Award to vest, you must be continuously employed by ILG or any of its Affiliates during the Restriction Period (as defined below).  Nothing in your Award Notice, these Terms and Conditions, or the Plan, shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the Restricted Stock Units (“RSUs”) in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”), provided the performance set forth on Schedule A, attached hereto, is met for calendar year 2017:

Vesting Date	Portion of Total Award Vesting
On the first year anniversary of the Effective Date of Employment	1/3
On the second year anniversary of the Effective Date of Employment	1/3
On the third year anniversary of the Effective Date of Employment	1/3

Termination of Employment

Subject to the provisions of your employment agreement and these terms and conditions, upon your Termination of Employment during the Restriction Period for any reason, any unvested RSUs shall be forfeited and canceled in their entirety effective immediately upon such Termination of Employment, provided, however, where such Termination of Employment occurs following the applicable vesting date, but before the actual settlement of such RSUs, you shall remain eligible to receive such shares.  For the avoidance of doubt, transfers of employment among the Company and its Subsidiaries or other Affiliates, without any break in service, is not a Termination of Employment.

If you have a Termination of Employment due to death, any unvested portion of the Award shall vest in full.  If you have a Termination of Employment as a result of a Disability, the Award shall continue to vest for up to four years after the effective date of such termination of your employment provided you continue to comply with any applicable confidentiality and non-competition obligations you have to the Company and its Affiliates.

Upon your Termination of Employment by ILG or any of its Affiliates without Cause or your resignation for Good Reason (as such is defined in your employment agreement), any portion of the Award that would have vested during the twenty-four (24) month period following such separation shall vest, as of the date of such separation.  Where such event follows a Change of Control (as such defined in the Plan), 100% of the RSUs set forth in your Award Notice shall automatically vest upon such termination of employment.

If your Termination of Employment is a Termination for Cause, or if following a Termination of Employment for any reason, ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, your Award shall be forfeited and canceled in its entirety upon such termination (or the determination of the basis for a Termination for Cause, if later) and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs. This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after any RSUs have vested and are no longer subject to the Restriction Period, such RSUs shall be settled. In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU settled, ILG shall issue one share of Common Stock for each RSU vesting. Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8 and (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Affiliates shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the RSUs that gives rise to the withholding requirement. In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting of your RSUs, pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock; Disaffiliation; Change of Control

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Affiliates (each, a “Corporate Transaction”), ILG’s Compensation and Human Resources Committee (the “Committee”) or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control).  Any unvested RSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation; provided, however, that the Committee or the Board may deem it appropriate to make an equitable adjustment to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs underlying your Award.

Change of Control.  In the event there is a Change of Control (as defined in the Plan), any portion of your RSU Award that is outstanding and unvested at the time that would have vested during the twenty-four (24) month period following such occurrences shall vest as of the date of such Change of Control.  In the event any portion of the RSU Award remains unvested after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption of, or compensation for, the unvested portion of the RSU Award by the successor entity (unless the successor entity is ILG, in which case the unvested portion of the RSU Award shall remain outstanding and vest in accordance with its terms).  For the avoidance of doubt, the Change of Control provision shall only apply in the case of a Change in Control of ILG and in no event shall apply to a Subsidiary of ILG.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs (including the right to vote the underlying shares) under this Award. Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock during the Restriction Period for particular RSUs in respect of your Award, you will be credited with additional amounts for each RSU underlying such Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control; provided, that an action or provision that is permissive under the terms of the Plan, and required under these Terms and Conditions, shall not be deemed a conflict and these Terms and Conditions shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern. In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.stockplanconnect.com) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.stockplanconnect.com)), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”). Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate. You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Your Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued there under (“Section 409A”).   In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Award.

Notification of Changes

Any changes to these Terms and Conditions shall either be posted on ILG’s intranet and www.stockplanconnect.com or communicated (either directly by ILG or indirectly through any of its Affiliates or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective.

Notice of 2016 Adjusted EBITDA Performance RSU Award Granted Under the
Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan

Award Recipient:	Sergio D. Rivera
Award Date:	_____________________, 2016
Vesting Schedule:

Subject to your continued service with ILG, Inc. (the “Company”), your performance restricted stock units (“PRSUs”) shall, subject to the provisions of the Interval Leisure Group, Inc. 2013 Stock and Annual Incentive Plan (the “Plan”) and their associated Terms and Conditions, vest and no longer be subject to any restriction  in three equal tranches on or about on or about the date on which ILG’s Compensation and Human Resources Committee (the “Committee”) certifies the level of Adjusted EBITDA that ILG’s Vacation Ownership Segment (“VO Segment”) actually achieved during calendar year 2017, 2018 and 2019, as applicable, which certification shall occur as soon as reasonably practicable following the date on which ILG releases its earnings for the applicable calendar year.

Adjusted EBITDA Performance RSU Awards:

XXXX[1] Target for PRSU.

The actual number of PRSUs that will vest will be from 0% to 200% of your Target PRSUs, depending on your continued employment with the Company and upon the VO Segment’s achievement of Adjusted EBITDA for the applicable calendar year against its annual Adjusted EBITDA target, determined based on the VO Segment’s Board-approved budget for each of calendar year.

The Adjusted EBITDA performance hurdles applicable to these PRSUs are described in Schedule A to the Terms and Conditions for PRSU Awards and are subject to possible changes, as described therein.

Terms and Conditions:

Your PRSUs are subject to the Terms and Conditions (attached hereto) and the Plan (posted on www.stockplanconnect.com and on the company portal) and which are incorporated herein by reference.  Capitalized terms used (but not defined) in this Award Notice shall have the meanings set forth in the Plan.  Without a complete review of these documents, you will not have a full understanding of all the material terms of your PRSUs.  In addition, you are required to acknowledge and accept the Terms and Conditions applicable to your ILG equity award. Your failure to do so upon request will result in this award being null and void.

1Number of PRSUs to be established by dividing the award value, $800,000, by the average of the ILG’s common stock closing prices for the 30 trading days ending on the trading day prior to the Effective Date, rounded down to the nearest whole number of ILG PRSUs.

Terms and Conditions for Adjusted EBITDA Performance RSU Awards

Overview

These Terms and Conditions apply to Performance RSU Awards, which are grants of performance-based restricted stock units (“PRSUs”) made pursuant to Section 12 of the Interval Leisure Group, Inc. 2013 Stock and Incentive Compensation Plan (the “Plan”).  You were notified of your PRSU Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

In order for your Award to vest, you must be continuously employed by ILG or any of its Affiliates during the Restriction Period (as defined below) (the “Continuous Service Requirement”).  Nothing in your Award Notice, these Terms and Conditions, or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Affiliates or interfere in any way with their rights to terminate your employment or service at any time.

Vesting

Subject to the Award Notice, these Terms and Conditions and the provisions of the Plan, the PRSUs in respect to your Award, shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”):

Vesting Schedule	Portion of Total Award Vesting
On or about the Adjusted EBITDA Certification Date for 2017 Performance (defined below)	1/3
On or about the Adjusted EBITDA Certification Date for 2018 Performance	1/3
On or about the Adjusted EBITDA Certification Date for 2019 Performance	1/3

Adjusted EBITDA Performance Hurdles

Assuming satisfaction of the Continuous Service Requirement, the actual number of PRSUs covered by your Performance RSU Award that will vest is dependent upon the actual achievement by ILG’s Vacation Ownership Segment (the “VO Segment”) of Adjusted EBITDA for calendar years 2017, 2018 and 2019 against the VO Segment’s Adjusted EBITDA target for the applicable calendar, determined based on the segment’s Board-approved budget for such years, with the actual number of PRSUs vesting ranging from 0 to 200% of the target number of PRSUs.  Schedule A to these Terms and Conditions defines Adjusted EBITDA and explains how the achievement by the Company of various levels of Adjusted EBITDA performance impacts the number of PRSUs that you will ultimately receive (the “Performance Hurdles”).

Vesting Date

The actual vesting of your PRSUs will occur on the date on which ILG’s Compensation and Human Resources Committee (the “Committee”) certifies the level of Adjusted EBITDA that the Company actually achieved for calendar years 2017, 2018 and 2019, which certification shall occur as soon as reasonably practicable following the date on which ILG releases its earnings for the prior calendar year (the “Adjusted EBITDA Certification Date”).

Termination of Employment

Subject to the provisions of your employment agreement and these Terms and Conditions, upon your Termination of Employment during the Restriction Period for any reason, any unvested PRSUs shall be forfeited and canceled in their entirety effective immediately upon such Termination of Employment, provided, however, where such Termination of Employment occurs following the Committee’s certification of the Company’s actual Adjusted EBITDA for the measurement period, but before the actual settlement of such PRSUs, you shall remain eligible to receive such shares.  For the avoidance of doubt, transfers of employment among the Company and its Affiliates, without any break in service, is not a Termination of Employment.

If you have a Termination of Employment due to death, any unvested portion of the Award shall vest in full at the Target RSU number.  If you have a termination of your employment as a result of a Disability, the Award shall continue to vest for up to three years after the effective date of such termination of your employment provided you continue to comply with any applicable confidentiality and non-competition obligations you have to the Company and its Affiliates

Upon your Termination of Employment by ILG or any of its Affiliates without Cause or your resignation for Good Reason (as such is defined in your employment agreement), any portion of the Award that would have vested during the twenty-four (24) month period following such separation shall vest at Target, as of the date of such separation.  Where such event follows a Change of Control (as such defined in the Plan), 100% of the Target RSUs set forth in your Award Notice shall automatically vest upon such termination of employment.  Notwithstanding the foregoing, if at the time of the Change in Control, the Committee believes, in its good faith and sole judgment, that it is substantially likely that in the absence of the Change in Control a greater portion of the RSUs would have vested than the Target RSUs, then at such time the Committee shall make a determination to vest additional shares accordingly.

Notwithstanding the foregoing, if your Termination of Employment is a Termination for Cause, or if following your Termination of Employment for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for Termination for Cause, all outstanding Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination (or the determination of the basis for a Termination for Cause, if later), and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of PRSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for Termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of PRSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination for Cause (i.e., the value of the PRSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such PRSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Affiliates may have in such event.

Determination of Adjusted EBITDA Performance

As soon as reasonably practicable following the date on which ILG releases its earnings for the applicable calendar year, the Committee shall certify as to the level of Adjusted EBITDA that the Company achieved for the measurement period, and the resulting percentage of Target PRSUs that will vest on the applicable vesting date (the “Adjusted EBITDA Certification Date”).

Committee Discretion to Adjust Adjusted EBITDA Performance Hurdles

Decrease of Performance Hurdles. Through the Adjusted EBITDA Certification Date, the Committee shall retain discretion to decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved) at any time.  Furthermore, the Committee shall, within 90 days of the discovery of all relevant material facts relating to a Material Reduction Event (as defined below) by the Committee, decrease Performance Hurdles (or otherwise make adjustments that increase the likelihood of Performance Hurdles being achieved), such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles as adjusted is no less likely than prior to the Material Reduction Event.

A “Material Reduction Event” means a discrete event which is likely to materially decrease Adjusted EBITDA during the period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in the Company’s performance in the applicable period. For purposes of a Material Reduction Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Increase of Performance Hurdles.  Through the Adjusted EBITDA Certification Date, the Committee may, within 90 days of the discovery of all relevant material facts relating to a Material Accretion Event (as defined below) by the Committee, increase Performance Hurdles (or otherwise make adjustments that decrease the likelihood of Performance Hurdles being achieved). Any such adjustment shall be made such that, in the Committee’s good faith and sole judgment, the likelihood of achievement of the various Performance Hurdles is no less likely than prior to the Material Accretion Event.

A “Material Accretion Event” means a discrete event which is likely to materially increase Adjusted EBITDA during the Measurement Period in a manner the Committee determines, in its good faith and sole judgment, is not properly reflective of growth in the Company’s performance in the applicable period.  For purposes of a Material Accretion Event, materiality shall be judged by the Committee without regard to the likelihood of achievement of any particular Performance Hurdles.

Determinations of the Committee regarding any adjustment (downward or upward) to Performance Hurdles through the Adjusted EBITDA Certification Date will be final and conclusive. Discretion, both positive and negative, need not be applied uniformly by the Committee to all outstanding Performance RSU Awards, but no Performance RSU Awards can be treated less favorably than the majority of Performance RSU Awards subject to the same set of Performance Hurdles.

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the Performance RSU Award Vesting Date your PRSUs shall be settled.  In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the PRSUs vest.  For each PRSU settled, ILG shall issue one share of Common Stock for each RSU vesting.  Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all PRSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such PRSU.

Taxes and Withholding

No later than the date as of which an amount in respect of any PRSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of shares issued upon settlement of the PRSUs that gives rise to the withholding requirement.  In the event shares are deducted to cover tax withholdings, the number of shares withheld shall generally have a Fair Market Value equal to the aggregate amount of ILG’s withholding obligation. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your PRSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in the Event of Change in Stock or Disaffiliation; Change of Control

Adjustment in the Event of Change in Stock.  In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, significant non-recurring cash dividend, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Affiliates (each, a “Corporate Transaction”), the Committee or the Board may make such substitutions or adjustments as it, in its sole discretion, deems appropriate and equitable to the number of PRSUs and the number and kind of shares of Common Stock underlying the PRSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients.

Disaffiliation.  The Disaffiliation of the Affiliate of ILG by which you are employed or for which you are performing services at the time of its sale or other disposition by ILG shall be considered a Termination of Employment (not a Change of Control). Any unvested PRSUs covered by your Award shall be forfeited and canceled in their entirety on the date of such Disaffiliation; provided, however, that the Committee or the Board may deem it appropriate to make an equitable adjustment to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs underlying your Award.

Change of Control.  In the event there is a Change of Control (as defined in the Plan), any portion of your Performance RSU Award that is outstanding and unvested at the time that would have vested during the twenty-four (24) month period following such occurrences shall vest at Target as of the date of such Change of Control.  In the event any portion of the Performance RSU Award remains unvested after application of the foregoing sentence, the agreements effectuating the Change of Control shall provide for the assumption of, or compensation for, the unvested portion of the Performance RSU Award by the successor entity (unless the successor entity is ILG, in which case the unvested portion of the Performance RSU Award shall remain outstanding and vest in accordance with its terms).  For the avoidance of doubt, the Change of Control provision shall only apply in the case of a Change in Control of ILG and in no event shall apply to a Subsidiary of ILG.

Non-Transferability of the PRSUs

Until such time as your PRSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your PRSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the PRSUs under this Award.  Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock prior to the Performance RSU Award Vesting Date for a particular Performance RSU Award, you will be credited with additional amounts for each PRSU underlying such Performance RSU Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in PRSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the PRSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Disaffiliation” section above.

Other Restrictions

The PRSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of PRSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern.  In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.stockplanconnect.com) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s intranet or given to you directly or indirectly through the Agent (including information posted on www.stockplanconnect.com), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your PRSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your PRSUs constitutes your authorization of the release from time to time to ILG or any of its Affiliates and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your PRSUs and/or the Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your PRSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your PRSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

Performance RSU Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Performance RSU Award.

Notification of Changes

Any changes to these Terms and Conditions, including Schedule A (or any additional schedules) hereto, shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions, especially any schedules, to determine whether any changes have been made.

SCHEDULE A

Adjusted EBITDA Performance Hurdle for Performance RSU Awards

This award of PRSUs will vest on the date on which the Committee certifies the level of Adjusted EBITDA that the VO Segment1 has achieved during calendar year 2017, 2018 and 2019, respectively.

The number of shares to vest shall be based on the VO Segment’s actual Adjusted EBITDA achieved for calendar year 2017, 2018 and 2019, respectively, against the segment’s annual Adjusted EBITDA target for such period, determined based on ILG’s Board-approved budgets for calendar year 2017, 2018 and 2019,  pursuant to the following performance schedule:

ACTUAL VO SEGMENT ADJUSTED EBITDA PERFORMANCE (Millions)	PAYOUT AS A % OF MAXIMUM NUMBER OF SHARES AVAILABLE TO BE EARNED ASSUMING TARGETED PERFORMANCE IN THE MEASUREMENT PERIOD

Less than T – 20%	0%
T – 20%	50%
Adjusted EBITDA Target (T)[2]	100%
T + 20%	150%
T + 30% and Above	200%
Payouts for Adjusted EBITDA amounts between the reference points will be interpolated.

For purposes of this Schedule A, Adjusted EBITDA is defined as the operating income generated by the VO Segment in the aggregate, excluding, if applicable: (A) non-cash compensation expense, (B) depreciation expense, (C) amortization expense of intangibles, (D) acquisition related and restructuring costs, including the effect of purchase accounting, (E) goodwill and asset impairments, and (F) other non-operating income and expense.

1The term, VO Segment, shall mean those businesses currently comprising such segment, including, without limitation, Vistana Signature Experiences, Inc., HV Global Group, Inc., their associated businesses as well as any other substantially similar businesses subsequently included within the VO Segment.  If ILG engages in one or more segment restructurings during the measurement period, for the purposes of this Schedule A, the term, VO Segment, shall be deemed to apply to those businesses which then engage in the development, sales, marketing and financing of shared ownership interests as well as resort operations of managed shared ownership resorts and, under such circumstances, the Committee may adjust the applicable Adjusted EBITDA target as it deems appropriate in its sole discretion.

2T equals the VO Segment’s annual Adjusted EBITDA target for calendar year 2017, 2018 or 2019, respectively, with the target amount for each calendar year being established by the Committee, within the initial 90-days of the applicable calendar year, based on the VO Segment’s Board-approved budget for such year.